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                                                                   EXHIBIT 10.14
                                               JAMES OLIVER EMPLOYMENT AGREEMENT


                              EMPLOYMENT AGREEMENT



            THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into as of November 1, 2000 between Commonwealth Energy Corporation, a California corporation (the "Company") and James L. Oliver ("Employee"), with reference to the following:

            A. Employee has heretofore acted as the Chief Financial Officer to the Company and its affiliated companies, and in that capacity has rendered valuable services to the Company.

            B. The Company and Employee desire that Employee continue to provide services to the Company as an employee of the Company on the terms provided herein.

            NOW, THEREFORE, in consideration of the various covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1. Term of Employment. The Company hereby employs Employee and Employee accepts such employment for a term of fifty-two (52) months, commencing on November 1, 2000 and terminating on December 31, 2004 (the "Initial Term"); notwithstanding the foregoing, however, the term of this Agreement is subject to earlier termination as provided in Section 7 below.

2. Title and Responsibilities. During the term of this Agreement, Employee shall serve as Chief Financial Officer of the Company. In the performance of such duties Employee shall report directly to (and only to) the Chief Executive Officer of the Company (the "CEO") and shall, subject to the reasonable supervision and control of the CEO, have the duties, responsibilities and authority commensurate with such positions in companies comparable to the Company. Employee's office location shall at all times be in offices of the Company located in Orange County, California. Employee may be required to travel from time to time to the extent reasonably necessary to the performance of his duties hereunder.

            Employee shall in good faith and consistent with his ability, experience and talent perform the duties set forth in this Section 2, and shall devote substantially all of his productive time and efforts to the performance of such duties; provided, however, that Employee may participate in civic, charitable, and other not-for-profit activities and manage personal and family investments to the extent that the same does not materially conflict with the discharge of his duties hereunder.

3. Compensation and Benefits. The Company shall pay and/or provide the following compensation and benefits to Employee during the term hereof, and Employee shall accept the same as payment in full for all services rendered by Employee to or for the benefit of the Company:

      3.1 Base Salary. The Company shall pay Employee a salary of $150,000 per annum for the first twelve months of the term of this Agreement, $180,000 per annum for the second twelve months of the term, $210,000 per annum for the third twelve months of the term, and $240,000 per annum thereafter (the "Base Salary"). Notwithstanding the foregoing, the Base Salary shall be subject to review from time to time (not less frequently than at the end of each fiscal year of the Company) and, as a result thereof, may be increased (but not decreased) at the discretion of the CEO and the Compensation Committee of the Company's Board of Directors. In determining such increases in the Base Salary, if any, the CEO and the Compensation Committee of the Company's Board of Directors shall take into account, among other things, the Company's achievement of the objectives set forth in its business plan and the Company's results of


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operations. The Base Salary shall be payable in accordance with the payroll practices of the Company in effect from time to time.

      3.2 Bonus. Employee shall be paid a cash bonus of thirty percent of the Employee's annual salary at that time with respect to each calendar year ending December 31st of each year provided that the Company or the Company together with its affiliated companies has met or exceeded the projections in its annual business plan for pretax profit for the time period in question or the board of directors determines that either external or internal factors significantly change the business environment beyond the control of the Employee and said factors adversely influence the achievement of the pretax profit objective of the business plan. The bonus with respect to each calendar year shall be due and payable no later than thirty (30) days following the last day of that year. In addition, the Company has to show net income from operations for the year in which the bonus was earned, except in the case of an expansion year, in which case the bonus will be at the discretion of the Company's Board of Directors.

      3.3 Bonus Upon Change in Control of the Company. If during the term of this Agreement there is a Change in Control (as defined below), then the Company shall pay to Employee, concurrently with such Change in Control, a cash bonus in an amount equal to the sum of (a) four times the Employee's then current annual Base Salary; and (b) the amount of taxes payable by Employee under Internal Revenue Code Section 280G with respect to the bonus contemplated by this Section
3.3. The bonus contemplated by this Section 3.3 shall be paid to Employee whether or not Employee elects to terminate this Agreement pursuant to any of the terms of this Agreement. For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred if (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Exchange
Act), directly or indirectly, of securities of the Company representing 50% or more of (A) the outstanding shares of common stock of the Company, or (B) the combined voting power of the Company's then-outstanding securities entitled to vote generally in the election of directors; (ii) during any period of not more than two consecutive years, not including any period prior to the date of this Agreement, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (iii) below) whose election by the Board or nomination by the Company's shareholders was approved by a vote of at least a majority of the directors still in office who either were in office at the beginning of such period or whose election or nomination for election was previously so approved, ceases for any reason to constitute a majority of the Board; or (iii) the Company is a party to a merger or consolidation which results in the holders of voting securities of the Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) at least 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the Company sells or disposes of all or substantially all of the Company's assets or any transaction having similar effect is consummated; or the Company is subject to a hostile takeover in the form of a proxy fight or any other means that allows the company to be controlled by a material change in the Board of Directors. In the event the company is taken over, whether hostile or otherwise, all financial payments and options, earned or otherwise, shall be considered due and owing and shall be considered earned as shown in the following paragraphs 3.1, 3.2, 3.3, 3.4, and 3.7. All payments shall be made to the Employee prior to the changeover date of the event that would take over the company.

      3.4 Stock Option Plan. Concurrently herewith, the Company shall grant to Employee stock options entitling Employee to purchase 500,000 shares of the Company's common stock, with an exercise price of $2.75 per share (the "Options"). The right to exercise the Options shall be vested as to 125,000 shares covered thereby immediately upon the grant of the Options. The Options shall vest as to an additional 125,000 shares on each of December 31, 2001, December 31, 2002 and December 31, 2003. The Options shall have a term of seven years (regardless of any termination of Employee's employment, except as required by Section 422 of the Internal Revenue


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Code with respect to those of the Options that are "incentive" stock options within the meaning of that Section), and shall, to the maximum extent permitted by law, be "incentive" stock options within the meaning of Section 422 of the Internal Revenue Code. Employee shall be entitled to include the shares purchased or purchasable upon exercise of the Options in any registration statement hereafter filed by the Company under the Securities Act of 1933, as amended, on a basis which is no less favorable to Employee than the basis on which any other shareholder of the Company is entitled to include such shareholder's shares in such registration statement.

      3.5 Stock Repurchase Option: In the event the company is taken over through any event that takes control of the company itself or by taking control of the Board of Directors, or a sale of assets as defined herein. Whether such a takeover is considered non-consensual or not; hostile or not: all financial payments due to the Employee and all options due to the Employee, at the sole discretion of the employee, shall be considered due and owing and shall be considered earned as shown in the following paragraphs 3.1, 3.2, 3.3, and 3.4. Employee shall have the absolute right, subject to applicable State and Federal securities laws, to be exercised in his sole discretion and in addition to any other compensation or benefits payable to Employee hereunder, to require the Company to repurchase from Employee all capital stock and stock options of the Company then earned or to be earned by Employee at an aggregate repurchase price (see definition below) equal to two (2) times the then aggregate price value of the Company's capital stock; not to exceed a total price of $10.00 per share. The employee, in the employee's sole and absolute discretion, may exercise such right twenty-four (24) hours prior to the closing of such an event. Prior to the closing, as defined herein, the Employee may elect to sell all or some of the Employee's stocks and/or stock options and the Company shall agree to purchase the same capital stock and stock options earned or to be earned by the Employee, at the Employee's sole discretion. The Employee without any representation or warranty by Employee may exercise this option; other than the Employee has good title thereto free of all liens, encumbrances and adverse interests. By Employee delivering to the Company a certificate or certificates representing such capital stock and stock options, or this employment agreement, in each case duly endorsed for transfer or accompanied by appropriate stock powers, and or notice of the exercise of the right to have the Company repurchase the Employee's options and or stock. In which case the Company shall be obligated to immediately deliver to the Employee certified funds representing payment of the purchase price in full for all of the stock, and with regard to the options an amount equal to the difference between the exercise price owed by the Employee for the options and the above referenced repurchase price payable by the Company for the shares that would otherwise be issued in relation to the Employee's options being repurchased by the Company. The term "aggregate price value" shall mean the value of the optioned shares as set forth by the Company for the purposes of calculating the withholding taxes for the applicable issuance period of the options being repurchased. It is acknowledged that any options which vest due to the Change of Control shall be deemed to have been issued on the date of vesting and thus the latest stock price for such options shall be the price used to determine the value for such accelerated vested options. This clause may be invoked by the Employee in the case of any takeover or any Change of Control.

      3.6 Other Fringe Benefits. Employee shall be entitled to participate in all of the Company's incentive and benefit plans and arrangements, including, without limitation, all bonus, compensation and other incentive and benefit plans or arrangements made available now or in the future by the Company to its senior executives, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements, but on a basis no less favorable than that afforded to any other director, officer or employee of the Company. The Company shall also provide to Employee at the Company's expense all health, medical, hospitalization, life and disability insurance provided to other senior executives of the Company.

      3.7 Expenses. The Company shall promptly reimburse Employee for all out-of-pocket expenses actually incurred by him in connection with the performance of his duties hereunder, subject to Employee's furnishing the Company with evidence in the form of receipts satisfactory to the Company substantiating the claimed expenditures (such expenses being commensurate with the office and executive position of Employee hereunder, and including first class hotel and travel arrangements). Employee's right to be reimbursed for expenses incurred prior to the termination of this Agreement shall survive termination of this Agreement.

      3.8 Vacation. Employee shall be entitled to the number of paid vacation days in each calendar year determined by the Board from time to time for the Company's senior executive officers, but not less


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than fifteen (15) business days in any calendar year. Employee shall also be entitled to all paid holidays given to the Company's senior executive officers.

      3.9 Automobile; Telephone; Etc. During the term hereof the Company shall provide Employee $600 per month for the purposes of the Employee paying for an automobile and related expenses. In addition, the Company shall provide a cell phone and shall reimburse Employee for all charges incurred by him in connection with the use thereof related to the performance of his duties hereunder.

      3.10 Withholding and other Deductions. All compensation payable to Employee hereunder shall be subject to such deductions as the Company is from time to time required to make pursuant to law, governmental regulation or order.

4. Representations and Warranties. Employee represents and warrants to the Company that (a) Employee is under no contractual or other restriction or obligation which is inconsistent with the execution of this Agreement, the performance of his duties hereunder, or the other rights of the Company hereunder; and (b) Employee is under no physical or mental disability that would hinder the performance of his duties under this Agreement. The Company represents and warrants to Employee that (i) the execution and delivery of this Agreement by the Company and the performance of its obligations hereunder have been duly authorized by the Board and no further corporate action on the Company's part is necessary to authorize this Agreement and the performance of such obligations; and (ii) this Agreement constitutes the valid and binding obligation of the Company, enforceable by Employee against the Company strictly in accordance with its terms (subject to laws in effect with respect to creditors' rights generally and applicable principles relating to equitable remedies).

5. Confidential Information. Employee acknowledges that the nature of Employee's engagement by the Company is such that Employee will have access to Confidential Information (as hereinafter defined) which has value to the Company. During the term of this Agreement and at all times thereafter, Employee shall keep all of the Confidential Information in confidence and shall not disclose any of the same to any other person, except the Company's personnel entitled thereto and other persons designated in writing by the Company or except as otherwise required by law. Employee shall not use the Confidential Information for Employee's personal gain or benefit outside the scope of Employee's engagement by the Company. The term "Confidential Information," as used herein, means all information or material not generally known by non-Company personnel which (a) gives the Company some competitive business advantage or the opportunity of obtaining such advantage or the disclosure of which could be materially detrimental to the interests of the Company; (b) which is owned by the Company or in which the Company has an interest; and (c) which is either (i) marked "Confidential Information," "Proprietary Information" or other similar marking,
(ii) known by Employee to be considered confidential and proprietary by the Company, or (iii) from all the relevant circumstances should reasonably be assumed by Employee to be confidential and proprietary to the Company.

6. "Key Man" Insurance. The Company shall have the right to purchase "key-man" life insurance covering Employee, in the name and for the benefit of the Company and at the Company's expense in any amount not exceeding $2,000,000. Employee shall cooperate in all reasonable respects with the Company's efforts to obtain such insurance and shall submit to any required medical or other examination; provided; however, that if such medical or other examination cannot be conducted by Employee's personal physician, then Employee shall have the right to have his personal physician attend the examination. Upon the termination of his employment hereunder, Employee may acquire any such life insurance policy upon paying the Company an amount equal to the insurance policy's cash surrender value, if any, at the time of termination and reimbursing the Company for the pro rata portion of any premium paid applicable to periods subsequent to the termination.

7. Termination; Separation Compensation.

      7.1 Termination. Notwithstanding Section 1 above, Employee's employment with the Company shall terminate upon the earliest to occur of any of the following:


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the death of Employee;

the "total disability" of Employee (as hereinafter defined);

the expiration of ten (10) days after the receipt by Employee of written notice of termination executed by the Company if Employee willfully breaches or habitually neglects the duties which he is required to perform under the terms of this Agreement (unless caused by Employee's disability), provided that such termination is approved by not less than a majority of the then current members of the Company's Board of Directors;

the expiration of ten (10) days after the receipt by Employee of written notice of termination executed by the Company if Employee shall make any intentional material misrepresentation to the Company's Board of Directors, commit fraud, embezzlement, misappropriation or any felony or other criminal act with respect to Company, and/or any affiliates thereof, whether or not a criminal or civil charge is filed in connection therewith, provided that such termination is approved by not less than a majority of the then current members of the Company's Board of Directors;

the expiration of one hundred eighty (180) days after receipt by the Company of written notice of termination executed by Employee;

the expiration of ten (10) days after receipt by the Company of written notice of termination executed by Employee if, without Employee's written consent, there shall have been any adverse change in Employee's status, title, position, duties, responsibilities or authorities contemplated by this Agreement; or

the expiration of ten (10) days after receipt by the Company of written notice of termination executed by Employee if there shall have been a material breach by the Company of any of its obligations under this Agreement, which default is not cured within such ten day period.

      7.2 Definition of Total Disability. For purposes of this Agreement, Employee shall be deemed to have suffered a "total disability" if he is unable to perform substantially all of the duties theretofore performed by him under this Agreement by reason of any medically determinable physical or mental impairment which has lasted for not less than one hundred twenty (120) consecutive calendar days or for one hundred fifty (150) calendar days (whether or not consecutive) in any one hundred eighty (180) calendar days. Prior to termination of this Agreement as a result of total disability, and notwithstanding any failure or inability of Employee to render services hereunder, the Company shall continue to pay and/or provide to Employee the compensation and benefits specified in Section 3 hereof.

      7.3 Separation Compensation. If Employee's employment terminates pursuant to Section 7.1(a), (b), (c), (d) or (e) of this Agreement, Employee shall be entitled to receive the Base Salary and other compensation and benefits provided for under this Agreement through the date of termination, but shall not be entitled to receive any severance pay or non-vested employment benefits or options, or any other termination benefits, except to the extent otherwise required to be paid under applicable California law. If Employee's employment terminates for any reason other than pursuant to the provisions of this Agreement referred to in the immediately preceding sentence, then Employee shall be entitled to receive (i) the Base Salary and other compensation and benefits provided for under this Agreement through the date of termination, and (ii) an amount equal to one and one-half times Employee's then current annual Base Salary. The amount specified in clause (ii) above shall be payable in eighteen
(18) equal monthly installments, commencing immediately following the termination of Employee's employment. The Company and Employee both agree that the amount of the severance payment specified by the immediately preceding sentence is reasonable under the circumstances existing at the time of the execution of this Agreement.

      7.4 Mitigation. Employee shall not be required to mitigate the amount of any payment provided for in this Section 7 by seeking other employment or otherwise, and the amount of any payment or benefit


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provided in this Section 7 shall not be reduced by any compensation earned by
Employee as a result of employment by another employer or by any other benefits.

8. General Relationship. Employee shall be considered an employee of the Company within the meaning of all federal, state and local laws and regulations including, but not limited to, laws and regulations governing unemployment insurance, workers' compensation, industrial accident, labor and taxes.

9. Indemnification Agreement. As a material inducement to Employee to execute and deliver this Agreement, concurrently with the execution and delivery of this Agreement, the Company and Employee have executed and delivered an Indemnification Agreement in the form attached to this Agreement as Exhibit A.

10.  Miscellaneous.

      10.1 Entire Agreement. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements between them concerning such subject matter, and may be modified only by a written instrument duly executed by each party.

      10.2 No Assignment. This Agreement may not be assigned by the Company or Employee without the prior written consent of the other (which consent may be granted or withheld by such party in its sole and absolute discretion), and any attempt to assign rights and duties without such written consent shall be null and void and of no force and effect. Subject to the preceding sentence, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

      10.3 Survival. The covenants, agreements, representations and warranties contained in or made pursuant to this Agreement shall survive Employee's termination of employment, irrespective of any investigation made by or on behalf of any party.

      10.4 Third Party Beneficiaries. This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement.

      10.5 Waiver. The failure of either party hereto at any time to enforce performance by the other party of any provision of this Agreement shall in no way affect such party's rights thereafter to enforce the same, nor shall the waiver by either party of any breach of any provision hereof be deemed to be a waiver by such party of any other breach of the same or any other provision hereof.

      10.6 Section Headings. The headings of the several sections in this Agreement are inserted solely for the convenience of the parties and are not a part of and are not intended to govern, limit or aid in the construction of any term or provision hereof.

      10.7 Notices. All notices and other communications required or permitted under this Agreement shall be in writing, served personally on, telecopied, sent by courier or other express private mail service, or mailed by certified, registered or express United States mail postage prepaid, and shall be deemed given upon receipt if delivered personally, telecopied, or sent by courier or other express private mail service, or if mailed when actually received as shown on the return receipt. Notices shall be addressed as follows:

If to the Company, to:

                        Commonwealth Energy Corporation
                        15901 Red Hill Avenue
                        Suite 100
                        Tustin, CA  92780


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If to Employee, to:

                        James L. Oliver
                        2548 East Hilda Place
                        Anaheim, CA  92806

            Either party may change its address for purposes of this Section by giving to the other, in the manner provided herein, a written notice of such change.

      10.8 Severability. All sections, clauses and covenants contained in this Agreement are severable, and in the event any of them shall be held to be invalid by any court, this Agreement shall be interpreted as if such invalid sections, clauses or covenants were not contained herein.

      10.9 Applicable Law. This Agreement is made with reference to the laws of the State of California, shall be governed by and construed in accordance therewith, and any court action brought under or arising out of this Agreement shall be brought in any competent court within the State of California, County of Orange.

      10.10 Attorneys' Fees. If any legal action, arbitration or other proceeding is brought for the enforcement of this Agreement, or because of any alleged dispute, breach, default or misrepresentation in connection with this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs it incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

      10.11 Gender. Where the context so requires, the use of the masculine gender shall include the feminine and/or neuter genders and the singular shall include the plural, and vice versa, and the word "person" shall include any corporation, firm, partnership or other form of association.

      10.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date hereinabove set forth.

      COMMONWEALTH ENERGY CORP.                        EMPLOYEE


      By: /s/ Ian B. Carter                            /s/ James L. Oliver
          ------------------------------               --------------------------
          Ian B. Carter, Chairman of the               James L. Oliver
          Board and CEO


      By: /s/ Robert C. Perkins
          ------------------------------
          Robert C. Perkins, Director
          Compensation Committee


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Exhibit A - Indemnification Agreement, attached hereto and made a part hereof


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